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                                                                   EXHIBIT 10.10

March 15, 1999

Ken Keller
3386 Royal Meadow Lane
San Jose, CA 95135

Dear Ken:

On behalf of Affiliation Networks, Inc., I am pleased to offer you the position of Vice President of Engineering on the terms and conditions set forth below (the "Agreement"), beginning March 15, 1999 (the "Effective Date").

     1. Duties. You will report to the President and CEO. As Vice President of Engineering, you will be responsible for all duties and responsibilities associated with that position. In addition, you will be responsible for all services requested of you by the Company, including its Board of Directors.

     2.  Compensation and Benefits.

         (a) Compensation. As compensation for your services and for your covenants and promises in this Agreement, the Company agrees to provide you with the following:

              (i) Base Compensation. A base salary of one hundred seventy-five thousand ($175,000) annually, less payroll deductions and withholdings, payable biweekly.

              (ii) Equity Compensation. Subject to your acceptance of employment with the Company and the approval of the Board of Directors of the Company, the Company will sell to you three hundred thousand (300,000) shares (each a "Share" and collectively "Shares") of the Company's Common Stock at a price of seven cents ($.07) per Share. All of the Shares shall be subject to a right of repurchase in favor of the Company (the "Repurchase Right") that shall be exercisable for seven cents ($0.07) per Share within the ninety-day period following termination of your employment with the Company. Shares shall be released from the Repurchase Right in the following installments: twenty thousand (20,000) of the Shares will be released from the Repurchase Right upon your commencement of employment with the Company, and thereafter monthly installments beginning on the first month anniversary of your employment with the Company equal to the lesser of either (a) six thousand eighty-seven (6,087) of the Shares, or (b) the remaining number of Shares subject to the Repurchase Right, shall be released until the earlier of : (1) all of the Shares are released from the Repurchase Right, or (2) the date your employment with the Company terminates. This offer to purchase the Company's Common Stock is an integral component of the offer to you of employment by the Company, and expires or is revoked when such offer of employment expires or is revoked. Notwithstanding the foregoing, this offer to purchase Shares expires at midnight on Friday, March 19, 1999.
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          (b)  Benefits.  You will also be eligible for standard Company benefits. The Company offers a comprehensive benefit package including medical, dental and vision coverage for you and your eligible dependents. In addition, we will provide $50,000 in life insurance coverage, short and long term disability plans, vacation and sick pay and paid holidays. The Company may modify compensation and benefits from time to time as it deems necessary.

     3. Company Policies. As an Affiliation, Inc. employee, you will be expected to abide by the Company's policies and procedures. As a condition of your employment, you also agree to sign and comply with the Proprietary Information Agreement attached hereto as Exhibit A which prohibits unauthorized use or disclosure of Affiliation, Inc. proprietary information.

     4. Other Agreements. By accepting this offer, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer.

     5. At-Will Employment. Your relationship with the Company is one of "at will employment," meaning either you or the Company can terminate the relationship at any time, with or without notice or with or without cause. This at-will employment relationship cannot be altered except in writing signed by a Company officer.

     6.   Severance Benefits.

          (a) Termination By The Company Without Cause or Termination By You For Good Reason. In the event that your employment is terminated by the Company without Cause or terminated by you with Good Reason, and if you provide the Company with a signed general release of all claims in a form approved by the Company, the Company shall release from the Repurchase Right seventy-five thousand (75,000) of the Shares beyond what you already have vested as of the date of termination. You understand and agree that in the event of a termination of employment by the Company without Cause or by you with Good Reason, you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph.

          (b) Termination By The Company With Cause Or Termination By You Without Good Reason. If your employment is terminated by the Company at any time with Cause, or by you without Good Reason, you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever.

          (c) Cause. For the purpose of this Agreement, "Cause" shall mean: (i) conviction of any felony or of any crime involving moral turpitude, including fraud and dishonesty; (ii) participation in any fraud or act of dishonesty against the Company; (iii) material breach of your duties to the Company, including but not limited to violation of Company policy (as determined in good faith by the Company's Board of Directors), which remains uncured for a period of thirty (30) days following written notice by the Company; (iv) intentional damage to

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any material property of the Company; (v) in the good faith and reasonable determination of the Board of Directors of the Company, gross unfitness to serve; or (vi) material breach of your responsibilities to the Company regarding Proprietary Information.

          (d) Good Reason. For the purpose of this Agreement, "Good Reason" shall mean: (i) substantial reduction of your rate of compensation in effect as of the Effective Date of this Agreement; (ii) material reduction in your duties;
(iii) failure or refusal of a successor to the Company to assume the Company's obligations under this Agreement in the event of a Change of Control as defined herein; or (iv) material breach by the Company or any successor the Company of any of the material provisions of this Agreement, which remains uncured for a period of thirty (30) days following written notice by you.

          (e) Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean: (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, equal or greater stock voting power); (c) a reverse merger in which the company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, equal or greater stock voting power); or (d) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred.

     7. Return of Materials. At the termination of your employment with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials, in any form, format, or medium (containing or relating to the Company's business).

     8. Right to Work. As required by law this offer of employment is subject to satisfactory proof of your right to work in the United States.

     9. Entire Agreement. This Agreement, including the attached Proprietary Information Agreement, constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement you are doing so voluntarily, and without reliance on any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

     10. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

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     11.  Choice of Law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

     This offer expires at the end of the day on March 15, 1999. If you choose to accept our offer under the terms described above, please sign this Agreement and the attachment and return both to me. If you accept our offer, would like you to begin employment no later than Wednesday, March 17, 1999.

     Ken, I look forward to your favorable reply and to a productive and enjoyable work relationship going forward.

                                             Sincerely,

                                             Affiliation Networks, Inc.
                                             /s/ Mark Jung
                                             Mark Jung



Accepted and Agreed to as
of the Effective Date set forth above, by:   CEO & President



/s/ Ken Keller
---------------------------------
Ken Keller


Start Date: 3/15/99
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